Exhibit 99.1

Osteologix Granted European Patent for Treating Cartilage and Bone Conditions

SAN FRANCISCO, Calif., November 2, 2006 -- Osteologix, Inc. (OTC Bulletin Board: OLGX) announced today that the European Patent Office has issued patent number EP1534305B1 (TREATING CARTILAGE / BONE CONDITIONS WITH WATER-SOLUBLE STRONTIUM SALTS) to Osteologix. The patent covers the use of strontium malonate for use in the treatment and/or prophylaxis of cartilage and/or bone conditions, including osteoporosis. Osteologix’s investigational drug for the treatment of osteoporosis, NB S101, contains strontium malonate as its active ingredient. The patent has a remaining life of approximately 18 years, expiring in 2024. Patent applications for the invention are pending in other jurisdictions, including the United States.

The invention covered by the patent relates to the use of strontium malonate for the treatment and/or prophylaxis of osteoporosis, osteopenia, Paget’s disease, immobilization-induced osteopenia or osteoporosis, glucocorticoid-induced osteopenia or osteoporosis or the improvement of fracture healing after traumatic or atraumatic fracture, among other claims.

Osteologix is preparing to initiate phase II clinical trials of NB S101, its once daily tablet form of strontium malonate, for the treatment and prevention of osteoporosis, with the first patient scheduled to be entered into a 250 to 300 patient phase II-A study within the next several weeks.

Separately, the Company announced that following a presentation Osteologix made at the recent Nordic Venture Summit 2006, the Company received an award recognizing Osteologix as the most promising investment opportunity among the group of companies that presented in Biotech Review Session III.

About Osteologix

Osteologix develops proprietary therapeutics for the treatment of important unmet medical needs in bone disease and women’s health. The Company’s lead product, NB S101, is entering phase II clinical trials for the treatment of osteoporosis. Based on the Company’s own data as well as data from phase III clinical trials conducted on another salt of strontium that is approved for sale in Europe, Osteologix believes that NB S101 increases new bone formation and decreases bone resorption. Osteologix further believes that NB S101 will provide patients with greater convenience and fewer side effects than drugs currently approved for osteoporosis in the United States, Europe and elsewhere, thereby addressing the need for an osteoporosis drug with higher compliance rates and better long term efficacy. The Company is not aware of any osteoporosis drug currently approved for sale in the United States that simultaneously increases bone formation and decreases bone resorption. Osteologix is committed to creating value by building a world-class team, accelerating the development of lead product candidates, expanding its pipeline by being the alliance partner of choice, and nurturing a unique company culture. Additional information on Osteologix can be obtained on the Company’s website, www.osteologix.com.

FORWARD-LOOKING STATEMENTS:

Certain of the statements set forth in this press release constitute “Forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words “estimate,” “project,” “intend,” “forecast,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “will likely,” “should,” “could,” “would,” “may” or words or expressions of similar meaning. All such forward looking statements involve risks and uncertainties, including, but not limited to: statements regarding Osteologix’s research and development programs; proposed marketing and sales; patents and regulatory approvals; the effect of competition and proprietary rights of third parties; the need for and availability of additional financing and access to capital; and the seeking of joint development, licensing or distribution and collaboration and marketing arrangements with pharmaceutical companies. There can be no assurance that such forward-looking statements will prove to be accurate and Osteologix undertakes no obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements.

Osteologix, Inc.
425 Market Street, Suite 2230
San Francisco, CA 94105

Charles J. Casamento	Matthew M. Loar
Chief Executive Officer & President	Chief Financial Officer
415-955-2726	415-955-2720